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                                                                EXHIBIT 99.1





NASDAQ:BSIS
FOR IMMEDIATE RELEASE
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CONTACTS:  PERRY CHLAN                         DAVID A. FINLEY
           FIDELITY INVESTMENTS                BROADWAY & SEYMOUR
           (617) 563-6573                      (704) 344-3010



                        FIDELITY INVESTMENTS TO ACQUIRE
                         BROADWAY & SEYMOUR'S AMSG UNIT


     CHARLOTTE, N. C., APRIL 11, 1996 -- Fidelity Investments and Broadway & Seymour, Inc., (NASDAQ:BSIS) today announced they have signed a Purchase Agreement for Fidelity to acquire the assets of the Asset Management Services Group of Broadway & Seymour.
     The companies expect to complete the transaction by May 30, 1996, subject to satisfaction of standard and customary closing conditions in the Purchase Agreement. Financial terms were not disclosed.
     Under the agreement, Fidelity Investments will acquire Broadway & Seymour's trust accounting operations that comprise the Asset Management Services Group. This group provides processing and professional services to bank trust and investment institutions. Fidelity will acquire the large bank trust processing product, AMtrust, used by 14 of the 50 largest banks, representing over $400 billion in discretionary trust assets. Fidelity also will acquire the AMpreferred, AssetManager and TrustProcessor products.
     Fidelity also announced James R. Spencer III, 45, Senior Vice President, Broadway & Seymour, will join Fidelity when the transaction is closed to manage the newly-acquired unit.
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Fidelity Acquires BSI Unit - Page 2


Spencer will report to Paul J. Hondros, President, Fidelity Investments Institutional Services Company. Fidelity also said it intends to offer employment to the 160 people currently working in the Broadway & Seymour unit and manage this new unit as a separate technology business.
     In August 1995, Fidelity and Broadway & Seymour announced an alliance to jointly integrate and market their trust processing, and investment capabilities to bank trust institutions.
     "We continue to believe this is a growth market where there is an opportunity for innovation in technology. This acquisition accelerates Fidelity's commitment and focus on offering comprehensive processing products and services for the bank trust and investment management business. We can now be more responsive to customer demands in the bank asset management and brokerage business," said Paul Hondros. "Through management of the new unit and by leveraging other Fidelity resources such as National Services Corp., we will be well-positioned to commit and accelerate the financial and technical support that will enable us to dramatically improve the technology solutions available to banks."
     With the acquisition announced today, Fidelity plans to offer the combination of front-end workstations to support investment management and relationship management with core trust accounting technology and further automation of securities processing and brokerage services.
     Broadway & Seymour's President and Chief Operating Officer, Alan Stanford, said, "This transaction allows Broadway & Seymour to concentrate on its core competencies of providing customer service and financial industry technology solutions along with our existing
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Fidelity Acquires BSI Unit - Page 3


investment and professional services businesses. Our clients will continue to be well served by Fidelity, and Broadway & Seymour will better focus on its growth markets with the resources made possible from the agreement."
     Broadway & Seymour is an innovative information technology company providing integrated business solutions to the financial services industry and selected markets worldwide. Headquartered in Charlotte, N.C., this publicly-held company had revenues of $114 million in 1995.
     Fidelity Investments, with total managed assets of $428.4 billion as of February 29, 1996, is one of the country's leading providers of financial services. Fidelity is the nation's largest mutual fund company and second largest discount brokerage company, with more than 80 Investor Centers around the U. S. Fidelity is also the nation's largest provider of 401(k) retirement savings plans to corporations, and the third largest provider of retirement plans to not-for-profit institutions.
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